EXHIBIT 10.1

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
BY AND AMONG
BIG LOTS, INC.,
BIG LOTS STORES, INC.
AND
STEVEN S. FISHMAN

This amended and restated employment agreement (“Agreement”) by and among Big Lots, Inc. (“BLI”), Big Lots Stores, Inc. (“Big Lots”) and their affiliates, predecessor, successor, subsidiaries and other related companies (collectively the “Company”) and Steven S. Fishman (“Executive”), collectively, the “Parties,” is effective as of December 5, 2008 (“Effective Date”) and supersedes and replaces any other oral or written agreement or understanding concerning the terms of the Executive’s employment with the Company but does not supersede or replace any agreement or arrangement between the Executive or any Group Member (as defined in Section 4.02[1]) relating to the payment of compensation or benefits earned (or deemed earned) on account of services performed for a Group Member before the Effective Date.

1.00           Duration

This Agreement will remain in effect from the Effective Date until it terminates as provided in Section 5.00 (“Term”).  Any notice of termination required to be given under this Agreement must be given as provided in Section 6.00 and will be effective on the date prescribed in Section 5.00.

2.00           Executive’s Employment Function

2.01         Position.  The Executive agrees to serve as the Company’s Chief Executive Officer and, at the discretion of BLI’s Board of Directors, as the Company’s President, with the authority and duties customarily associated with this position.  The Executive agrees at all times to observe and to be bound by all Company rules, policies, practices, procedures and resolutions which apply to senior executive officers of the Company and which do not conflict with the specific terms of this Agreement.  Promptly after the Effective Date, the Executive will be elected to BLI’s Board of Directors and designated as the Chairman of the Board.

2.02         Place of Performance.  Unless the Company requires the Executive to temporarily perform duties at another location, the Executive’s duties will be performed principally in Columbus, Ohio, except for travel on the business of any Group Member.  The Executive will not be required to relocate his principal office or personal residence outside of the Columbus, Ohio metropolitan area without his prior written consent.

3.00           Compensation

The Company will pay the Executive the amounts described in Sections 3.00 and 5.00 as compensation for the services described in this Agreement and in exchange for the duties and responsibilities described in Section 4.00.

3.01         Base Salary.  The Company will pay to the Executive an annualized base salary of $1,200,000, which, at the discretion of the Company, may be adjusted from time to time in a manner that is consistent with the Company’s compensation policies in effect for Company employees with a similar title and position (“Base Amount”) but may not be adjusted to any amount lower than $1,200,000 without the Executive’s consent.  The Executive’s Base Salary will be paid in installments that correspond with the Company’s normal payroll practices.

3.02         Bonus.  The Executive will be eligible to receive bonus compensation (“Bonus”) under and subject to the terms of the Company’s Big Lots 2006 Bonus Plan, as amended (or any such successor plan, hereinafter, “Bonus Program”) for the fiscal year beginning January 30, 2008 and for each subsequent fiscal year during the Term of this Agreement.  The Executive’s Bonus will be an amount equal to the Base Salary at the end of each fiscal year multiplied by the Bonus Payout percentage as determined under the Bonus Program.  The Bonus Program is based upon the achievement of the Company’s annual financial plan.  The Executive’s Bonus Payout percentage will consist of a Target Bonus of 100 percent of Base Salary and a Stretch Bonus of 200 percent of Base Salary.  Both “Target Bonus” and a “Stretch Bonus” are defined in the Bonus Program and are subject to adjustment as provided in the Bonus Program; provided, however, the Executive’s Target Bonus will never be set at less than 100 percent of Base Salary and the Executive’s Stretch Bonus will never be set at less than 200 percent of Base Salary.

[1]            Payment.  The payment of any earned Bonuses is subject to the terms of the Bonus Program and any agreements issued thereunder.

[2]            Fiscal Year.  The term “fiscal year” means the period beginning on the first Sunday after the Saturday closest to January 31st of each calendar year and ending on the Saturday closest to January 31st of the following calendar year.

3.03         Benefit and Other Compensatory Plans.  Subject to their terms (which the Company may amend at any time), the Executive may participate in any Company-sponsored employee pension or welfare benefit plan at a level commensurate with the Executive’s title and position.  The Executive also may participate in any other deferred incentive or similar compensation program maintained by the Company and generally made available to other senior executive officers of the Company.

3.04         Vacation and Sick Leave.  The Executive will be entitled to the same periods of vacation and sick leave each year that the Company provides under its vacation and sick leave policy to other senior executive officers of the Company, but in no event less than four (4) weeks of annual vacation.

3.05         Expenses.  Consistent with the terms of its business expense reimbursement policies and procedures, the Company will reimburse Executive for all normal and reasonable expenses incurred while performing services under this Agreement, including reasonable travel expenses.  Reimbursement for these expenses will be made as soon as administratively feasible after the date the Executive submits appropriate evidence of the expenditure and otherwise complies with the Company’s business expense reimbursement policies and procedures.

3.06         Automobile Allowance.  The Company at its expense will provide the Executive with a current model luxury automobile every three (3) years or after 50,000 miles of use.

3.07         Termination Benefits.  The Company will provide the Executive with only those termination benefits described in Section 5.00.

 4.00           Executive’s Obligations

The amounts described in Sections 3.00 and 5.00 of this Agreement are provided by the Company in exchange for (and have a value to the Company equivalent to) the Executive’s performance of the obligations described in this Agreement, including performance of the duties and the covenants made and entered into by and between the Executive and the Company in this Agreement.

4.01         Scope of Duties.  The Executive will:

[1]            Devote all available business time, best efforts and undivided attention to the Company’s business and affairs; and

[2]            Not engage in any other business activity, whether for gain, profit or other pecuniary benefit except for services benefiting the Group or any Group Member.

However, the restrictions described in Sections 4.01[1] and [2] will not preclude the Executive from:

[3]            Making or holding passive investments; or

[4]            Serving on corporate, civic, religious, educational and/or charitable boards or committees but only if this activity [a] does not interfere with the Executive’s performance of the duties assumed under this Agreement and [b] is approved in writing by the Company.

4.02         Confidential Information.

[1]            Obligation to Protect Confidential Information.  The Executive acknowledges that the Company, its parent, affiliates, predecessor, successor, subsidiaries and other related companies, including entities that become related entities after the Effective Date  (collectively, “Group” and separately, “Group Member”) have a legitimate and continuing proprietary interest in the protection of Confidential Information (as defined in Section 4.02[2]) and Intellectual Property (as defined in Section 4.02[3]) and have invested, and will continue to invest, substantial sums of money to develop, maintain and protect Confidential Information and Intellectual Property.  The Executive agrees [a] during and after employment with the Company and as to all Group Members [i] that any Confidential Information and Intellectual Property will be held in confidence by him and treated by him as proprietary to the Group, [ii] not to use or disclose any Confidential Information or Intellectual Property except to promote and advance the Group’s business interests and [b] immediately upon termination for any reason from employment with the Company, to return to the Company any Confidential Information and Intellectual Property within his control.

[2]            Definition of Confidential Information.  For purposes of this Agreement, Confidential Information includes any confidential data, figures, projections, estimates, pricing data, customer lists, buying manuals or procedures, distribution manuals or procedures, other policy and procedure manuals or handbooks, supplier information, tax records, personnel histories and records, information regarding sales, information regarding properties and any other information of a similar confidential nature regarding the business, operations, properties or personnel of the Group, the Company or any other Group Member which are disclosed to or learned by the Executive while he is employed by a Group Member, but will not include [a] the Executive’s own personal personnel records or [b] any information that [i] the Executive possessed before the date of initial employment (including periods before the Effective Date) with the Group that was a matter of public knowledge, [ii] became or becomes a matter of public knowledge through authorized sources independent of the Executive, [iii] has been or is disclosed by any Group Member without restriction on its use, [iv] has been or is required to be disclosed by law or governmental order or regulation or [v] is germane (but only to the extent that it is germane) to enforcement of the Executive’s rights under this Agreement and only if its disclosure is a necessary part of any proceedings described in Section 9.00.  The Executive also agrees that, if there is any reasonable doubt whether an item is public knowledge, he will not regard the item as public knowledge until and unless the Company’s General Counsel or Chief Executive Officer (other than the Executive) confirms to the Executive that the information is public knowledge or an adjudicator finally decides that the information is public knowledge.

[3]            Intellectual Property.  The Executive expressly acknowledges that all right, title and interest to all inventions, designs, discoveries, works of authorship, and ideas conceived, produced, created, discovered, authored or reduced to practice during the Executive’s performance of services under this Agreement, whether individually or jointly with any Group Member and whether or not it is deemed to be “work made for hire” which relate to the business of the Group (the “Intellectual Property”) will be owned solely by the Group, and will be subject to the restrictions set forth in Section 4.02[1].  All Intellectual Property that constitutes copyrightable subject matter under the copyright laws of the United States will, from its conception, be deemed to be a “work made for hire” under the United States copyright laws and all right, title and interest in and to such copyrightable works will vest in the Company or the Group.  All right, title and interest in and to all Intellectual Property developed or produced under this Agreement by the Executive, whether constituting patentable subject matter or copyrightable subject matter (to the extent deemed not to be a “work made for hire”) or otherwise, will be assigned and is hereby irrevocably assigned to the Company or the Group by the Executive.  Without any additional consideration, the Executive will execute all documents and take all other actions the Company reasonably believes are needed to convey the Executive’s complete ownership interest in any Intellectual Property to the Company or the Group so that the Company or the Group will own and may protect the Intellectual Property and obtain patent, copyright and trademark registrations for it.  The Executive agrees that any Group Member may alter or modify the Intellectual Property at the Group Member’s sole discretion, and the Executive waives all right to claim or disclaim ownership.

4.03         Solicitation of Employees.  The Executive agrees during his employment, and for two years after terminating his employment with all Group Members [1] not, directly or indirectly, to solicit (or facilitate the solicitation of) any employee of any Group Member to leave employment with the Group or any Group Member, [2] not, directly or indirectly, to employ, seek to employ or facilitate the employment of any then employee of any Group Member by an entity that is not a Group Member and [3] not to cause or induce any entity described in Section 4.05[1] to solicit or employ (or to facilitate the solicitation or employment of ) any then employee of any Group Member.

4.04         Solicitation of Third Parties.  The Executive agrees during his employment, and for two years after terminating his employment with all Group Members not, directly or indirectly, to recruit, solicit or otherwise induce or influence any customer, supplier, sales representative, lender, lessor, lessee or any other person having a business relationship with the Group, the Company or any other Group Member to discontinue or reduce the extent of that relationship except in the course of discharging the duties described in this Agreement and with the good faith objective of advancing the Company’s or the Group’s (or any other Group Member’s) business interests.

4.05         Non-Competition.  The Executive acknowledges the nature of the Group’s Business (as defined in Section 4.05[3][a]), and  that the Group is one of the limited number of entities which has developed this type of business; that the Group’s Business is national in scope and the Executive’s work for the Group, the Company and other Group Members will give Executive access to the confidential affairs of the Company and other Group Members, to Confidential Information and to Intellectual Property as defined in Sections 4.02[2] and 4.02[3], respectively; and that the agreements and covenants of the Executive contained in Section 4.00 are essential to preserving the Group’s Business and good will.  Accordingly, the Executive covenants and agrees that:

[1]            During the Restriction Period (as defined in Section 4.05[3][c]) and within the Restricted Area (as defined in Section 4.05[3][b])  the Executive will not [a] engage in the Group’s Business for the Executive’s own account, [b] render any services to any person engaged in the Group’s Business (other than to an entity that is a Group Member when those services are rendered); or [c] become employed in any manner by, or consult with, Wal-Mart, Sam’s Club, Kmart, Target, Dollar General, Family Dollar, Dollar Tree, Value City/Schottenstein Stores Corporation, Fred’s, 99¢ Stores, Canned Foods, Tuesday Morning and TJX Corporation.  Further, the Executive agrees during the Restricted Period to not become employed in any manner by or to act as consultant to any successor, parent or subsidiary of the entities (or types of entities) listed above other than in the course of discharging the duties described in this Agreement.

[2]            Maximum Enforceable Restriction.  If any or all of the covenants set forth in this Section 4.05 are determined by a court of competent jurisdiction to be unenforceable by reason of the temporal restrictions being too great, the geographic areas covered too great, the range of activities too great or for any other reason, the Court is authorized and shall interpret them to extend over the maximum period of time, the maximum geographic area and the maximum range of activities or, as to any provision, in such a manner that all provisions may be given maximum restrictive effect in accordance with applicable law.

[3]            Definition Relating to Section 4.05.

[a]            Group Business.  For purposes of this Agreement, “Group Business” includes (i) the operation of Big Lots retail outlets, the inventories of which are acquired primarily through special purchases such as overstocks, close-outs, liquidations, bankruptcies, wholesale distribution of overstock, distress, liquidation and other volume inventories, (ii) the operation of Big Lots furniture stores, and (iii) related wholesale operations and other lines of business any Group Member develops during the Term of this Agreement.

[b]            Restricted Area.  For purposes of this Agreement, “Restricted Area” means the 50 mile radius surrounding any location in which the Group’s Business is conducted during the Term of this Agreement.

[c]            Restriction Period.  For purposes of this Agreement, “Restriction Period” means the Term of this Agreement and one year following termination of the Executive’s employment with all Group Members, regardless of the reason for termination; provided, however, that in the event of a Change of Control as defined in Section 5.07[3] of this Agreement, the Restricted Period shall be six (6) months.

4.06         Post-Termination Cooperation.  The Executive agrees, during and for a period of three (3) years after his employment with the Group has terminated and without additional compensation (other than reimbursement for reasonable associated expenses), except in situations in which the interest of the Executive and of the Group, the Company or another Group Member are adverse to one another, to cooperate with the Group, the Company and any other Group Member in the following areas:

[1]            Cooperation With the Group, the Company and Other Group Members.  The Executive agrees [a] to be reasonably available to answer questions for any Group Member’s officers or directors regarding any matter, project, initiative or effort with which the Executive was involved while employed by any Group Member and [b] to cooperate with the Group, the Company and any other Group Member during the course of all proceedings arising out of the Group’s Business about which the Executive has knowledge or information.  For purposes of this Agreement, [c] “proceedings” includes internal investigations, administrative investigations or proceedings and lawsuits (including pre-trial discovery and trial testimony) and [d] “cooperation” includes [i] the Executive’s being reasonably available (taking into account his other employment and personal commitments and schedules) for interviews, meetings, depositions, hearings and/or trials without the need for subpoena or assurances by the Group, the Company or any other Group Member, [ii] providing any and all documents in the Executive’s possession that relate to the proceeding and [iii] providing assistance in locating any and all relevant notes and/or documents relevant to any proceedings.

[2]            Cooperation With Third Parties.  Unless compelled to do so by lawfully-served subpoena or court order or to the extent it is germane (but only to the extent that it is germane) to enforcement of the Executive’s rights under this Agreement and only as a necessary part of any proceedings under this Agreement, the Executive agrees not to communicate with, or give statements or testimony to, any opposing attorney, opposing attorney’s representative (including a private investigator) or current or former employee relating to any matter (including pending or threatened lawsuits or administrative investigations) about which the Executive has knowledge or information except in cooperation with the Group, the Company and other Group Members.  The Executive also agrees to notify the Company’s Chief Executive Officer or General Counsel immediately after being contacted by a third party or receiving a subpoena or court order to appear and testify with respect to any matter affected by this section.

[3]            Cooperation With Media.  The Executive agrees not to communicate with, or give statements to, any member of the media (including print, television, radio or electronic media) relating to any matter (including pending or threatened lawsuits or administrative investigations) about which the Executive has knowledge or information except in cooperation with the Group, the Company or any other Group Member.  The Executive also agrees to notify the Company’s Chief Executive Officer or General Counsel immediately after being contacted by any member of the media with respect to any matter affected by this section.

4.07         Non-Disparagement.  The Executive and the Company (on its behalf and on behalf of the Group and other Group Members) agree that after the Executive’s employment with the Group has terminated neither will make any disparaging remarks about the other, and the Executive will not make any disparaging remarks about the Company’s executives or directors or any other Group Member or their executives and directors.  However, this section will not preclude [1] any remarks that may be made by the Executive [a] under the terms of Section 4.06[2], [b] that are required to discharge the duties described in this Agreement or [c] are germane (but only to the extent that it is germane) to enforcement of the Executive’s rights under this Agreement and only as a necessary part of any proceedings under this Agreement or [2] the Company or any other Group Member from making (or eliciting from any person) disparaging remarks about the Executive [a] concerning any conduct that may lead to a termination for Cause, as defined in Section 5.04[3] (including initiating an inquiry or investigation that may result in a termination for Cause) or [b] that are germane (but only to the extent that it is germane) to defending against any action begun by the Executive under this Agreement.

4.08         Notice of Subsequent Employment.  The Executive agrees to notify the Company of any subsequent employment during the Restriction Period and any period during which any payment described in Section 5.00 is due or is being paid.

4.09         Remedies.  The Executive:

[1]            Acknowledges that the obligations and restrictions described in Sections 4.02 through 4.08 are reasonable in light of the nature of the Group’s Business and the nature of the Executive’s relationship with the Group and the Company; that the Group, the Company and all other Group Members have legitimate business reasons for requiring the Executive’s agreement to all provisions of Section 4.00; and that the Executive understands these restrictions, has had an opportunity to fully discuss these restrictions with the Company and accepts the restrictions.

[2]            Agrees that if any of the obligations to the Company under Sections 4.02 through 4.08 are breached, the periods during which the obligations described in Sections 4.02 through 4.08 apply will be extended for the length of time that the Executive failed to fulfill the obligations under Sections 4.02 through 4.08.

[3]            Agrees that [a] any breach of any of the terms of this Section 4.00 would result in irreparable injury and damage to the Group, the Company and all other Group Members for which none would have an adequate remedy at law, [b] in the event of such a breach or any threat of such a breach by the Executive, the Group, the Company and any Group Member will be entitled to an immediate injunction and restraining order to prevent that breach and/or threatened breach and/or continued breach by the Executive and/or any and all persons and/or entities acting for, with and/or through the Executive, without having to prove damages [c] no bond will be required of the Group, the Company or any other Group Member in connection with an action described in Section 4.09[3][a] and [d] not to defend any action seeking injunctive or other equitable relief referred to in Section 4.09[3][b] on the basis that the Group, the Company or any other Group Member has an adequate remedy at law in money damages or otherwise.  The terms of this Section 4.09 will not prevent the Company from pursuing any other available remedies for any breach or threatened breach by the Executive of Section 4.00, including, but not limited to, the recovery of monetary damages from the Executive or specific performance.  In addition to any other available remedies, the Group, the Company or any Group Member may require the Executive to account for and pay over to the Company all compensation, profits, accruals, increments or other benefits derived or received by the Executive as a result of any transaction constituting a breach of any portion of Section 4.00.  The Company may set off any amounts finally determined by a court of competent jurisdiction to be due under this section against any amount that may be owed to the Executive under this Agreement or under any other compensatory arrangement (other than a tax-qualified retirement plan) between the Executive and the Group, the Company or any other Group Member.  The Parties agree that any action for breach of any of the provisions of Section 4.00 and/or injunctive relief will be venued in the Court of Common Pleas, Franklin County, Ohio.

4.10         Return of Group Property.  Upon termination of employment, the Executive agrees to promptly return to the Company all property then in his possession or control belonging to the Group or any Group Member; provided, however, that in the event the Executive’s employment is terminated pursuant to Section 5.06 and the Executive is then utilizing an automobile provided by the Company, the Executive shall retain the automobile in accordance with the terms of Section 5.06[5].

4.11         Effect of Termination of Agreement.  The provisions of Section 4.00 will survive any termination of this Agreement; and the existence of any claim or cause of action by the Executive against the Company or any Group Member, whether predicated on this Agreement or otherwise, will not in and of itself constitute a defense to the enforcement by the Group, the Company or any other Group Member of the covenants and agreements of this Section 4.00; provided, however, that this Section 4.11 will not, in and of itself, preclude the Executive from defending against the enforceability of the covenants and agreements of Section 4.00.

5.00           Termination and Related Benefits

This Agreement will terminate upon the occurrence of any of the events described in this Section 5.00, although all of the obligations, restrictions and duties described in Sections 4.02 through 4.08 will continue after this Agreement terminates and will apply and continue to apply to the Executive and the Executive’s estate, heirs and assigns for the applicable period described in Sections 4.02 through 4.08.

5.01         Rules of General Application.  The following rules apply generally to the implementation of Section 5.00:

[1]            Definition of Termination.  For purposes of this Agreement, any reference to a “termination” of employment or any form thereof shall mean a “separation from service” as defined in Treasury Regulation §1.409A-1(h) by the Executive with BLI, Big Lots and all persons with whom BLI would be considered a single employer under Sections 414(b) and (c) of the Internal Revenue Code of 1986, as amended (the “Code”).

[2]            Application of Pro Rata.  Any pro rata amount to be paid under Section 5.00 [a] will be calculated as provided in the program through which the payment is due or [b] if the payment obligation arises solely under this Agreement, will be based on the number of days between the first day of the fiscal year during which the Executive terminates employment and the date that the Executive terminates employment divided by the number of days in the fiscal year during which the Executive terminates employment.

[3]            Payment of Bonus (or pro rata share of any Bonus).  Any Bonus (or pro rata portion thereof) payable pursuant to this Section 5.00 will be paid in accordance with the terms of the applicable bonus plan, but in no event later than the fifteenth day of the third month following the later of: [a] the end of the calendar year during which the Executive died, became Disabled or was involuntary terminated without Cause, as applicable; or [b] the end of the Company’s fiscal year in which the Executive died, became Disabled or was involuntary terminated without Cause, as applicable.

5.02         Termination Due to Executive’s Death.  This Agreement will terminate automatically on the date the Executive dies.  If all requirements of this Agreement are met (including those described in Section 7.00), as of the Executive’s date of death, and subject to Section 5.04[5], the Company will make the following payments to the beneficiary the Executive designates on a form acceptable to the Company.  If the Executive has not made an effective beneficiary designation (or has revoked all beneficiary designations), such payments will be made to the Executive’s estate.

[1]            Base Salary.  The unpaid Base Salary the Executive earned to the date of termination.  This amount will be paid on the Company’s next regularly schedule payroll date for similarly situated employees.

[2]            Bonus.  A pro rata portion of any Bonus the Executive would have been eligible to receive for the fiscal year in which his death occurs had his death not occurred.

[3]            Other.  Any rights accruing to the Executive under any other compensatory program and any employee benefit plan, fund or program maintained by the Company will be distributed or made available as required by the terms of the program, plan or fund or as required by law.

5.03         Termination Due to Executive’s Disability.  If the Executive becomes Disabled (as defined in Section 5.03[4]), this Agreement shall terminate automatically.  If all requirements of this Agreement are met (including those imposed under Section 7.00) and subject to Section 5.04[5], the Company will make the following payments to the Executive.

[1]            Base Salary.  The unpaid Base Salary the Executive earned to the date of termination.  This amount will be paid on the Company’s next regularly schedule payroll date for similarly situated employees.

[2]            Bonus.  A pro rata portion of any Bonus the Executive would have been eligible to receive for the fiscal year in which his termination occurs if such termination had not occurred.

[3]            Other.  Any rights accruing to the Executive under any other compensatory program and employee benefit plan, fund or program maintained by the Company will be distributed or made available as required by the terms of the program, plan or fund or as required by law.

[4]            Definition of Disability.  For purposes of this Agreement, “Disability” (and any of its forms) means that, for more than six consecutive months, the Executive is unable, with reasonable accommodation, to perform the duties described in Section 4.01 on a full-time basis due to a physical or mental disability or infirmity.

5.04         Termination for Cause.  The Company may terminate the Executive’s employment for Cause (as defined in Section 5.04[3]). A termination for Cause shall only be effective after [a] the Company has delivered a written notice to the Executive stating that, in the reasonable opinion of BLI’s Board, the Executive may be terminated for Cause, specifying the details and [b] if the failure or action is one that can be cured, the Executive does not cure the matter giving rise to the Cause determination within 30 days after receiving notice.  If the Executive is terminated for Cause and if all requirements of this Agreement are met (including those imposed under Section 7.00), the Company will make the following payments to the Executive:

[1]            Base Salary.  The unpaid Base Salary the Executive earned to the date of termination.  This amount will be paid on the Company’s next regularly schedule payroll date for similarly situated employees.

[2]            Other.  Any rights accruing to the Executive under any other compensatory program and employee benefit plan, fund or program maintained by the Company will be distributed or made available as required by the terms of the program, plan or fund or as required by law.

[3]            Definition of Cause.  For purposes of this Agreement, Cause means the Executive’s [a] failure to comply with Company’s policies and procedures which the Board of Directors of BLI reasonably determines has had or is likely to have a material adverse effect on the Group, the Company or any other Group Member; [b] willful or illegal misconduct or grossly negligent conduct that is materially injurious to the Group, the Company or any other Group Member, monetarily or otherwise; [c] violation of laws or regulations governing the Group, the Company or any other Group Member (including the Sarbanes-Oxley Act of 2002) or violation of the Company’s code of ethics; [d] breach of any fiduciary duty owed to the Group, the Company or any other Group Member; [e] misrepresentation or dishonesty which the Board of Directors of BLI reasonably determines has had or is likely to have a material adverse effect on the Group, the Company or any other Group Member; [f] material breach of any provision of Section 4.00 of this Agreement; [g] involvement in any act of moral turpitude that in the reasonable opinion of the Board of Directors of BLI has a materially injurious effect on the Group, the Company or any other Group Member or their reputation; or [h] breach of the terms of any non-solicitation or confidentiality clauses contained in an employment agreement(s) with a former employer.

[4]            [Reserved]

[5]            Subsequent Information.  The terms of Section 5.04 also will apply if, within six (6) consecutive calendar months beginning after the Executive terminates under any other provision of Section 5.00, the Company learns of an event that, had it been known before the Executive terminated employment, would have justified a termination for Cause.  In this case, the Company will be entitled to recover any amounts that the Executive or any beneficiary received under any other provision of Section 5.00, reduced by the amount the Executive is entitled to receive under this Section 5.04 and any other legally protected benefits paid or made available under this Agreement, that originally was applied when the Executive terminated.

5.05         Voluntary Termination by Executive.  The Executive may voluntarily terminate employment with the Company at any time.  In this case, and if all other requirements of this Agreement are met, and subject to Section 5.04[5), the Company will make the following payments to the Executive:

[1]            Base Salary.  The unpaid Base Salary the Executive earned to the date of termination.  This amount will be paid in a single lump sum on the Company’s next regularly schedule payroll date for similarly situated employees.

[2]            Other.  Any rights accruing to the Executive under any other compensatory program and employee benefit plan, fund or program maintained by the Company will be distributed or made available as required by the terms of the program, plan or fund or as required by law.

5.06           Involuntary Termination Without Cause.  The Company may terminate the Executive’s employment at any time without Cause by delivering to the Executive a written notice specifying the same.  In such an event, if all requirements of this Agreement are met (including those imposed under Section 7.00) and subject to Section 5.04[5], the Company will make the following payments to the Executive:

[1]            Base Salary.  The unpaid Base Salary the Executive earned to the date of termination.  This amount will be paid in a single lump sum on the Company’s next regularly schedule payroll date for similarly situated employees.

[2]            Bonus.  A pro rata portion of any Bonus the Executive would have been eligible to receive for the fiscal year in which his termination occurs if such termination had not occurred.

[3]            Income Continuation.  The Executive will be entitled to continue to receive his Base Salary until the last day of the twenty-fourth (24th) complete calendar month beginning after the termination date.  Such amounts shall be payable in accordance with the regularly scheduled payroll for similarly situated employees.

[4]            Health Care.  The Executive will be entitled to continue to receive the welfare benefits described in Section 3.03 until the last day of the twelfth complete calendar month beginning after the termination date.  Thereafter, the Company will reimburse the Executive for the cost of continuing health coverage under COBRA, less the amount the Executive is expected to pay as an employee premium for this coverage, if any, until the earlier of [a] the last day of the twenty-fourth (24th) complete calendar month beginning after the termination date or [b] the date the Executive becomes eligible for the same or similar coverage under another benefit program.  The Company will also promptly make a payment to the Executive in an amount rounded to the nearest $100.00 which is equal to any federal, state and local income, employment and wage taxes (using the individual tax rate applicable to the Executive for year for which the termination occurs) for which the Executive will be liable as a result of his receipt of the COBRA reimbursement (the additional cash payment provided for in this sentence being referred to as a “Gross-Up Payment”). In addition, the Executive shall be entitled to promptly receive from the Company a further Gross-Up Payment in respect of each prior Gross-Up Payment until the amount of the last Gross-Up Payment is less than $100.00. Any reimbursement for continuing health coverage under this Section 5.06[4], other than with respect to any continuing health coverage during the applicable COBRA health insurance benefit continuation period described in Section 4980B of the Code, and any Gross-Up Payment pursuant to this Section 5.06[4] shall be subject to the following: [i] the amount eligible for reimbursement during any taxable year of the Executive may not affect the amount eligible for reimbursement to the Executive in any other taxable year; [ii] any reimbursement shall be made on or before the last day of the taxable year of the Executive following the taxable year of the Executive in which the expense is incurred; and [iii] the right to such reimbursement may not be subject to liquidation or exchange for another benefit.

[5]            Transportation.  The Executive will be entitled to continue to receive the automobile benefits described in Section 3.06 until the last day of the twenty-fourth (24th) complete calendar month beginning after the termination date; provided, however, that: [a] the benefits provided or amount eligible for reimbursement during any taxable year of the Executive may not affect the amount eligible for reimbursement or benefits to be provided in any other taxable year of the Executive; [b] any reimbursement shall be made on or before the last day of the taxable year of the Executive following the taxable year of the Executive in which the expense is incurred; and [c] the right to such benefit or reimbursement may not be subject to liquidation or exchange for another benefit.

[6]            Other.  Any rights accruing to the Executive under any other compensatory program and employee benefit plan, fund or program maintained by the Company will be distributed or made available as required by the terms of the program, plan or fund or as required by law.

5.07
Termination in Connection With Change of Control.  If the Executive is Terminated in Connection With a Change of Control (as defined in Section 5.07[5]) at any time during the Protection Period (as defined in Section 5.07[4]) and if all other conditions of this Agreement have been met (including those imposed under Section 7.00) and subject to Section 5.04[5], the Change Entity (as defined in Section 5.07[2] will pay or make available the Change Benefits (as defined in Section 5.07[1]) in lieu of any other amounts of benefits that might otherwise be due under this Agreement on account of that termination.

[1]            Change Benefits.  For purposes of this Agreement, “Change Benefits” means the aggregate of the following, adjusted if appropriate under Sections 5.07[6] and [7]:

[a]            Base Salary.  The sum of [i] the Base Salary earned to the date of termination plus [ii] two hundred percent (200%) of the Executive’s Base Salary at the highest rate in effect at any time during the Protection Period.  This amount will be paid in a lump sum cash payment on the Change Entity’s first regular payroll date for senior executive officers of the Company following the effective date of the Executive’s Termination in Connection With a Change of Control.

[b]            Bonus.  Two hundred percent (200%) of the Executive’s Stretch Bonus in effect under the Bonus Program for the fiscal year in which the Executive’s employment is Terminated in Connection With a Change of Control or, if higher, the Stretch Bonus in effect under the Bonus Program (or comparable program) at any time during the Protection Period, which in either case shall be deemed for purposes of this Section 5.07[1][b] to have been fully earned by the Executive.  This amount will be paid in a single lump sum on the Change Entity’s next regularly scheduled payroll date for senior executive officers of the Company following the date of the Executive’s Termination in Connection With a Change of Control.

[c]            Health Care.  The Change Entity will reimburse the Executive for the cost of continuing health coverage under COBRA, less the amount the Executive is expected to pay as an employee premium, if any, at the lowest rate in effect at any time during the Protection Period for this coverage, until the earlier of [i] the last day of the twenty-fourth (24th) complete calendar month beginning after the date the Executive is Terminated in Connection With a Change of Control or [ii] the date the Executive becomes eligible for comparable benefits at comparable costs to the Executive under another employer sponsored benefit program.  The Company will also promptly make a payment to the Executive in an amount rounded to the nearest $100.00 which is equal to any federal, state and local income, employment and wage taxes (using the individual tax rate applicable to the Executive for year for which the termination occurs) for which the Executive will be liable as a result of his receipt of the COBRA reimbursement (the additional cash payment provided for in this sentence being referred to as a “Gross-Up Payment”). In addition, the Executive shall be entitled to promptly receive from the Company a further Gross-Up Payment in respect of each prior Gross-Up Payment until the amount of the last Gross-Up Payment is less than $100.00.   Any reimbursement for continuing health coverage under this Section 5.07[1][c], other than with respect to any continuing health coverage during the applicable COBRA health insurance benefit continuation period described in Section 4980B of the Code, and any Gross-Up Payment pursuant to this Section 5.07[1][c] shall be subject to the following: [A] the amount eligible for reimbursement during any taxable year of the Executive may not affect the amount eligible for reimbursement to the Executive in any other taxable year; [B] any reimbursement shall be made on or before the last day of the taxable year of the Executive following the taxable year of the Executive in which the expense is incurred; and [C] the right to such reimbursement may not be subject to liquidation or exchange for another benefit.

[d]            Other.  Any rights (including those arising on account of the Change of Control) accruing to the Executive under any other compensatory program and employee benefit plan, fund or program maintained by the Change Entity will be distributed or made available as required by the terms of the program, plan or fund or as required by law.

[2]            Change Entity.  For purposes of this Agreement, “Change Entity” means the Company, BLI and any other entity that is a party to the Change of Control.

[3]            Definition of Change of Control.  For purposes of this Agreement, “Change of Control” means the first to occur of any of the following events:

[a]  The acquisition by any person (as defined under Section 409A of the Code), or more than one person acting as a group (as defined under Section 409A of the Code), of the stock of BLI that, together with the stock of BLI held by such person or group, constitutes more than fifty (50) percent of the total fair market value or total voting power of all of the stock of BLI;

[b] The acquisition by any person, or more than one person acting as a group, within any 12-month period, of the stock of BLI possessing thirty (30) percent or more of the total voting power of all of the stock of BLI;

[c]  A majority of the members of the Board of Directors of BLI is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors of BLI prior to the date of the appointment or election; or

[d]  The acquisition by any person, or more than one person acting as a group, within any 12-month period, of assets from BLI that have a total gross fair market value equal to or more than forty (40) percent of the total gross fair market value of all of the assets of BLI immediately prior to such acquisition or acquisitions.

This definition of Change of Control under this Section 5.07[3] shall be interpreted in a manner that is consistent with the definition of “change in control event” under Section 409A of the Code and the Treasury Regulations promulgated thereunder.  The effective date of any such Change of Control will be the date upon which the last event occurs or last action is taken such that the definition of Change of Control (as set forth above) has been satisfied.  For purposes of this Agreement, the term “affiliate” means any person or entity that, along with BLI, constitutes a single employer under Sections 414(b) and 414(c) of the Code. Determination of affiliate will be tested as of the date immediately prior to any event constituting a Change of Control.  Notwithstanding the other provisions of this Section 5.07, the term “Change of Control” will not mean any transaction, merger, consolidation or reorganization in which BLI exchanges or offers to exchange newly issued or treasury shares in an amount less than 50 percent of the then-outstanding equity securities of BLI entitled to vote for the election of directors, for fifty-one (51) percent or more of the outstanding equity securities entitled to vote for the election of at least the majority of the directors of a corporation other than BLI or an affiliate thereof (the “Acquired Corporation”), or for all or substantially all of the assets of the Acquired Corporation.

[4]            Protection Period.  For purposes of this Agreement, “Protection Period” means the period beginning on the first day of the sixth full consecutive calendar month beginning before the date of the Change of Control and ending on the last day of the twenty-fourth consecutive full calendar month beginning after the date of the Change of Control.

[5]            Termination in Connection With a Change of Control.  For purposes of this Agreement, “Termination in Connection With a Change of Control” means, at any time during the Protection Period:

[a]            The Change Entity involuntarily terminates the Executive without Cause (as defined in Section 5.06).

[b]            The Executive terminates following the occurrence of any of the following conditions;

[i]  The Change Entity breaches any provision of this Agreement;

[ii] The Change Entity unsuccessfully attempts to terminate the Executive for Cause (as defined in Section 5.04);

[iii]  The Change Entity attempts to terminate the Executive for any reason without following the procedures described in this Agreement (including an acceleration of the periods described in Section 5.03[4] and 5.04[b]);

[iv]  The Change Entity revokes or attempts to revoke or accelerate the duration of any leave of absence protected by law or authorized by the Company before the Protection Period or by the Change Entity at any time during the Protection Period;

[v]  The Change Entity refuses to allow the Executive to return to active employment at the end of any leave of absence protected by law or authorized by the Company before the Protection Period or the Change Entity at any time during the Protection Period; or

[vi]  The Change Entity causes the Executive to resign because of a material adverse change or material diminution in the Executive’s reporting relationships, job description, duties, responsibilities, compensation, perquisites, office or location of employment (as reasonably determined by the Executive in his good faith discretion); provided, however, that the Executive shall notify the Company in writing at least forty- five (45) days in advance of any election by the Executive to terminate his employment hereunder, specifying the nature of the alleged adverse change or diminution, and the Company shall have a period of ten (10) business days after the receipt of such notice to cure such alleged adverse change or diminution before the Executive shall be entitled to exercise any such rights and remedies.

For purposes of this Section 5.07[5], the termination of employment is deemed to occur on the Executive’s actual date of termination.

[6]            Treatment of Taxes.  If payments under this Agreement, when combined with payments and benefits under all other plans and programs maintained by the Company or the Change Entity, constitute “excess” parachute payments as defined in Section 280G(b) of the Code, the Change Entity, subject to Section 5.07[7], will either:

[a]            Reimburse the Executive for the amount of any excise tax due under Code §4999, if this procedure provides the Executive with an after-tax amount that is larger than the after-tax amount produced under Section 5.07[6][b]; or

[b]            Reduce the Executive’s benefits under this Agreement so that the Executive’s total “parachute payment” as defined in Code §280G(b)(2)(A) under this Agreement and all other agreements will be $1.00 less than the amount that would generate “excess” parachute payment penalties if this procedure provides the Executive with an after-tax amount that is larger than the after-tax amount produced under Section 5.07[6][a].

This comparison will be made as of the date of the corporate event generating the “parachute payments” although any reimbursement provided under Section 5.07[6][a] will be made when the parachute payment is actually made or distributed.

Within 10 business days of the date the Change Entity determines that Section 5.07[6][b] should be applied, the Change Entity will apprise the Executive of the amount of the reduction (“Notice of Reduction”).  Within 10 business days after receiving the Notice of Reduction, the Executive may specify how (and against which benefit or payment source) the reduction is to be applied (“Notice of Allocation”).  The Change Entity will be required to implement these directions within 10 business days after receiving the Notice of Allocation.  If the Change Entity has not received a Notice of Allocation from the Executive within 10 business days after the date of the Notice of Reduction or if the allocation provided in the Notice of Allocation is not sufficient to fully implement Section 5.07[6][b], then the Change Entity will apply Section 5.07[6][b] proportionately based on the amounts otherwise payable under this Agreement or, if a Notice of Allocation has been returned that does not sufficiently implement Section 5.07[6][b], on the basis of the reductions specified in the Notice of Allocation.  Any taxes reimbursed pursuant to Section 5.07[6][a] shall be paid by the end of Executive’s taxable year next following the taxable year in which Executive remits payment of the tax or assessment being reimbursed.  Any reduction pursuant to Section 5.07[6][b] shall be made in accordance with Section 409A of the Code and the Treasury Regulations promulgated thereunder.

[7]            Effect of Subsequent Tax Claim.  The Change Entity will establish procedures that will apply to any inquiries regarding the treatment of tax payments under this Section 5.07.  Within 30 days following the termination of the Executive’s employment under Section 5.07, the Change Entity will provide the Executive with a copy of such procedures.

5.08         Constructive Termination.  If at any time during the Term of this Agreement the Company or a Change Entity materially adversely changes or causes a diminution in the Executive’s reporting relationship, job description, duties, responsibilities, compensation, perquisites, office or location of employment (as reasonably determined by the Executive is his good faith discretion), such action by the Company or Change Entity shall constitute a constructive termination of the Executive’s employment by the Company without Cause, the Executive shall be entitled to resign from his offices and positions with the Company and shall not be obligated to perform any further services of any kind for the Company and the Executive shall be entitled to receive from the Company (and the Change Entity, if applicable) at the applicable times all of the compensation, benefits and other payments described in Section 5.06 or 5.07 (whichever may be applicable); provided, however, that the Executive shall notify the Company in writing at least forty five (45) days in advance of any election by the Executive to terminate his employment hereunder, specifying the nature of the alleged adverse change or diminution, and the Company shall have a period of ten (10) business days after the receipt of such notice to cure such alleged adverse change or diminution before the Executive shall be entitled to exercise any such rights and remedies.

5.09         Six-Month Distribution Delay.  Notwithstanding the foregoing, if Executive is a “specified employee,” within the meaning of Treasury Regulation §1.409A-1(i) and as determined under BLI’s policy for determining specified employees, on the Executive’s date of termination, and the Executive is entitled to a payment and/or a benefit under this Agreement that is required to be delayed pursuant to Section 409A(a)(2) of the Code, then such payment or benefit shall not be paid or provided (or begin to be paid or provided) until the first business day of the seventh month following the Executive’s date of termination (or, if earlier, the Executive’s death).  The first payment that can be made following such postponement period shall include the cumulative amount of any payments or benefits that could not be paid or provided during such postponement period due to the application of Section 409A(a)(2)(B)(i) of the Code.

6.00           Notice

6.01         How Given.  Any notice permitted or required to be given under this Agreement must be given in writing and delivered in person or by registered, U.S. mail, return receipt requested, postage prepaid; or through Federal Express, UPS, DHL or any other reputable professional delivery service that maintains a confirmation of delivery system.  Any delivery must be [1] in the case of notices to the Company or the Change Entity, addressed to the Company’s Chief Executive Officer (other than the Executive) and General Counsel at the Company’s then-current corporate offices and [2] in the case of notices to the Executive, addressed to the Executive’s last mailing address contained in the Executive’s personnel file.

6.02         Effective Date.  Any notice permitted or required to be given under this Agreement will be deemed to have been given and will be effective on the date it is delivered.

7.00           Execution of Release

The Executive agrees that as a condition of receiving any post-termination benefit as set forth in Section 5.00, except for earned but unpaid Base Salary to the date of termination and any legally protected rights the Executive has under any employee benefit plan maintained by the Company, the Executive or, in the case of any amounts due after the Executive’s death, the person to whom those amounts are payable (collectively, the “Payee”)  must execute a comprehensive release in the form determined from time to time by the Company in its sole reasonable discretion.  Generally, the release will require the Payee and the Payee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and assigns to release and forever discharge the Group, the Company and all other Group Members, past, present and future, and their executives, officers, directors, agents, attorneys, successors and assigns from any and all claims, suits and/or causes of action that grow out of or are in any way related to the Executive’s recruitment and employment with the Company and arose on or prior to the date of the release (whether known or unknown to the Executive), other than any claim that the Company has breached this Agreement.  This release will include, but not be limited to, any claim that the Company violated the Employee Retirement Income Security Act of 1974; the Age Discrimination in Employment Act; the Older Worker’s Benefit Protection Act; the Americans with Disabilities Act; Title VII of the Civil Rights Act of 1964, the Family and Medical Leave Act; any state, federal law or local ordinance prohibiting discrimination, harassment or retaliation in employment; any claim for wrongful discharge in violation of public policy, claims of promissory estoppel or detrimental reliance, defamation, intentional infliction of emotional distress; or the public policy of any state; or any federal, state or local law (each as in effect on the Effective Date and as subsequently amended) relating to any matter within the purview of this Agreement.  Upon the Executive’s termination of employment with all Group Members, the Payee will be presented with a release and if the Payee fails to execute the release, the Payee agrees to forego any payment described in the first sentence of this section.  The Executive acknowledges that the Executive is an experienced senior executive knowledgeable about the claims that might arise in the course of employment with and termination from the Company and any other Group Member and knowingly agrees that the payments upon termination provided for in this Agreement are satisfactory consideration for the release of all possible claims described in the release.  Notwithstanding anything to the contrary, the failure of the Executive to execute the release described in this Section 7.00 shall not otherwise cause any payment made pursuant to this Agreement to be delayed beyond the date on which such payment was originally scheduled to occur.

8.00           Insurance and Indemnification

The Company will indemnify Executive (including his heirs, executors and administrators) to the fullest extent permitted under the Company’s Regulations and Ohio law and will cause the Executive to be covered by all directors and officers liability insurance maintained by the Company.  This obligation to provide insurance for the Executive will survive termination of this Agreement with respect to proceedings or threatened proceedings based on acts or omissions occurring during the Executive’s employment with or termination from the Group, the Company or with any other Group Member.  Concurrently with the execution of this Agreement, BLI will enter into an indemnification agreement with the Executive.

9.00           Arbitration

9.01         Acknowledgement of Arbitration.  Unless stated otherwise in this Agreement or any other compensatory or any employee benefit plan, fund or program maintained by the Company, the Parties agree that arbitration is the sole and exclusive remedy for each of them to resolve (except as specifically provided in Section 4.09) and redress any dispute, claim or controversy involving the interpretation or application of this Agreement, the terms, conditions or termination of this Agreement and the terms, conditions or termination of the Executive’s employment with the Company, including any claims for any tort, breach of contract, violation of public policy or discrimination, whether such claim arises under federal, state law or local law.

9.02         Scope of Arbitration.  The Executive expressly understands and agrees that claims subject to arbitration under this section include asserted violations of the Employee Retirement Income Security Act of 1974; the Age Discrimination in Employment Act; the Older Worker’s Benefit Protection Act; the Americans with Disabilities Act; Title VII of the Civil Rights Act of 1964 (as amended); the Family and Medical Leave Act; any federal, state or local law or ordinances prohibiting discrimination, harassment or retaliation in employment; any claim for wrongful discharge in violation of public policy, claims of promissory estoppel or detrimental reliance, defamation, intentional infliction of emotional distress; or the public policy of any state, or any federal, state or local law (each as in effect on the Effective Date or as subsequently amended) relating to any matter within the purview of this Agreement.

9.03         Effect of Arbitration.  The Parties intend that any arbitration award relating to any matter described in Section 9.01 will be final and binding on them and that a judgment on the award may be entered in any court of competent jurisdiction and that enforcement may be had according to the terms of that award.  This Section 9.03 will survive the termination of this Agreement.

9.04         Location and Conduct of Arbitration.  Arbitration will be held in Columbus, Ohio, and will be conducted by a retired federal judge or other qualified arbitrator.  The arbitrator will be mutually agreed upon by the Parties and the arbitration will be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association.  The Parties will have the right to conduct discovery pursuant to the Federal Rules of Civil Procedure; provided, however, that the arbitrator will have the authority to establish an expedited discovery schedule and cutoff and to resolve any discovery disputes.  The arbitrator will have no jurisdiction or authority to change any provision of this Agreement by alterations of, additions to or subtractions from the terms of this Agreement.  The arbitrator’s sole authority will be to interpret or apply any provision(s) of this Agreement or any public law alleged to have been violated.  The arbitrator has the authority to award damages and other relief expressly provided by law.

9.05         Time for Initiating Arbitration.  Any claim or controversy relating to any matter described in Section 9.01 not sought to be submitted to arbitration, in writing, within 90 days after the date the Party asserting the claim knew, or through reasonable diligence should have known, of the facts giving rise to that Party’s claim, will be deemed waived; and the Party asserting the claim will have no further right to seek arbitration or recovery with respect to that claim or controversy.  Both Parties agree to strictly comply with the time limitation specified in this Section 9.05.  For purposes of this Section 9.05, a claim or controversy is sought to be submitted to arbitration on the date the complaining Party gives written notice to the other party that [1] an issue has arisen or is likely to arise that, unless resolved otherwise, may be resolved through arbitration under this Section 9.00 and [2] unless the issue is resolved otherwise, the complaining Party intends to submit the matter to arbitration under the terms of Section 9.00.

9.06         Costs of Arbitration and Attorney’s Fees.  The Company will bear the arbitrator’s fee and other costs associated with any arbitration, unless the arbitrator, acting under Federal Rule of Civil Procedure 54(d)(1), elects to award these fees to the Company.  Attorney’s fees [1] may be awarded to the prevailing party if expressly authorized by statute, or otherwise each party will bear its own attorney’s fees and costs, but [2] the Executive’s attorney’s fees and other associated costs and expenses will be borne by the Change Entity with respect to any claim arising under Section 5.07 but only if the arbitrator concludes the claim legitimately relates to matters within the contemplation of Section 5.07 (otherwise, the rule described in Section 9.06[1] will apply).  Notwithstanding the foregoing: [a] any costs being reimbursed must relate to a claim brought during the lifetime of the Executive with respect to an alleged breach of any obligation of the Company under this Agreement; [b] the amount eligible for reimbursement during any taxable year of the Executive may not affect the amount eligible for reimbursement in any other taxable year; [c] any reimbursement must be made on or before the last day of the Executive’s taxable year following the taxable year in which the cost was incurred; and [d] the right to reimbursement for such costs is not subject to liquidation or exchange for another benefit.

9.07         Arbitration Exclusive Remedy.  The Parties acknowledge that, because arbitration is the exclusive remedy for resolving the issues described in Section 9.01, neither Party may resort to any federal, state or local court or administrative agency concerning those issues and that the decision of the arbitrator will be a complete defense to any suit, action or proceeding instituted in any federal, state or local court before any administrative agency with respect to any arbitrable claim or controversy.

9.08         Waiver of Jury.  The Executive (personally and in behalf of all the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and assigns) and the Company (on its own behalf and on behalf of its successors, including any Change Entity) each waive the right to have a claim or dispute with one another decided in a judicial forum or by a jury, except as otherwise provided in this Agreement.

10.00           General Provisions

10.01       Representation of Executive.  The Executive represents and warrants that the Executive is an experienced senior executive knowledgeable about the matters (and their effect) within the purview of this Agreement and is not under any contractual or legal restraint that prevents or prohibits the Executive from entering into this Agreement or performing the duties and obligations described in this Agreement.

10.02       Modification or Waiver; Entire Agreement.  No provision of this Agreement may be modified or waived except in a document signed by the Executive and the Company’s Chief Executive Officer (other than the Executive) or other person designated by BLI’s Board of Directors.  This Agreement, and any attachments referenced in the Agreement, constitute the entire agreement between the Parties regarding the employment relationship described in this Agreement, and, except as otherwise specifically provided in this Agreement, any other agreements between the Executive and the Company are terminated and of no further force or legal effect.  No agreements or representations, oral or otherwise, with respect to the Executive’s employment relationship with the Company have been made or relied upon by either Party which are not set forth expressly in this Agreement.

10.03       Governing Law; Severability.  This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations.  If any provision of this Agreement, or the application of any provision of this Agreement to any person or circumstance, is, for any reason and to any extent, held invalid or unenforceable, such invalidity and unenforceability will not affect the remaining provisions of this Agreement of its application to other persons or circumstances, all of which will be enforced to the greatest extent permitted by law; and the Parties agree that any invalid or unenforceable provision may and will be reformed and applied [1] as provided in Section 4.05, with respect to the matters specifically contemplated in Section 4.00 and [2] with respect to other matters, [a] to the extent needed to avoid that invalidity or unenforceability and [b] in a manner that is as similar as possible to the Parties’ intent (as described in this Agreement) and preserves the essential economic substance and effect of this Agreement.  The validity, construction and interpretation of this Agreement and the rights and duties of the Parties will be governed by the laws of the State of Ohio, without reference to the Ohio choice of law rules.

10.04       No Waiver.  Except as otherwise provided in Section 9.05, failure to insist upon strict compliance with any term of this Agreement will not be considered a waiver of any such term or any other term of this Agreement.

10.05       Withholding.  All payments made to or on behalf of the Executive under this Agreement will be reduced by any amount:

[1]            That the Company is required by law to withhold in advance payment of the Executive’s federal, state and local income, wage and employment tax liability; and

[2]            To the extent determined in accordance with Sections 5.04[5] or 9.00, that the Executive owes to the Group, the Company or any other Group Member.

Application of Section 10.05[2] will not extinguish the Company’s right to seek additional amounts from the Executive (or to pursue other appropriate remedies) to the extent that the amount recovered by application of Section 10.05[2] does not fully discharge the amount the Executive owes to the Group, the Company or other Group Member and does not preclude the Group, the Company or any other Group Member from proceeding directly against the Executive without first exhausting its right of recovery under Section 10.05[2].

10.06       Survival.  The Parties agree that the covenants and promises set forth in this Agreement will survive the termination of this Agreement and continue in full force and effect after this Agreement terminates to the extent that their performance is required to occur after this Agreement terminates.

10.07       Miscellaneous.

[1]            The Executive may not assign any right or interest to, or in, any payments payable under this Agreement until they have become due from the Company; provided, however, that this prohibition does not preclude the Executive from designating in writing one or more beneficiaries to receive any amount that may be payable after the Executive’s death and does not preclude the legal representative of the Executive’s estate from assigning any right under this Agreement to the person or persons entitled to it.

[2]            This Agreement will be binding upon and will inure to the benefit of the Executive, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and assigns  and the Company and its successors and, to the extent applicable, the Group and all Group Members.

[3]            The headings in this Agreement are inserted for convenience of reference only and will not be a part of or control or affect the meaning of any provision of the Agreement.

10.08       Successors to Company.  This Agreement may and will be assigned or transferred to, and will be binding upon and will inure to the benefit of, any successor of the Company, including any Change Entity, and any successor will be substituted for the Company under the terms of this Agreement.  As used in this Agreement, the term “successor” means any person, firm, corporation or business entity which at any time, whether by merger, purchase or otherwise, acquires all or essentially all of the assets of the business of the Company.  Notwithstanding any assignment, the Company will remain, with any successor, jointly and severally liable for all its obligations under this Agreement.

10.09       Section 409A of the Code.  This Agreement is intended to comply with Section 409A of the Code and the Treasury Regulations promulgated thereunder, and this Agreement will be interpreted, administered and operated accordingly.  Nothing herein shall be construed as an entitlement to or guarantee of any particular tax treatment to the Executive and neither the Company nor the Boards of Directors of BLI or Big Lots shall be liable to the Executive for failure to comply with the requirements of Section 409A of the Code.  Furthermore, the Company may accelerate the time or schedule of a payment to the Executive if at any time this Agreement fails to meet the requirements of Section 409A of the Code and the Treasury Regulations promulgated thereunder.  Such payment may not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Section 409A of the Code and the Treasury Regulations promulgated thereunder.

Notwithstanding the foregoing, if the Executive terminates for any reason, dies or becomes Disabled on or prior to December 31, 2008 and is entitled to payment or benefit as a result of such termination, death or Disability, such payment or benefit shall be paid or provided [1] pursuant to the terms of this Agreement in effect immediately prior to the Effective Date, but [2] modified to the extent necessary for good faith compliance with the requirements of Section 409A of the Code.  Nothing in this Agreement shall be construed as causing a payment or benefit to be paid or distributed in calendar year 2008 which is not otherwise payable or distributable in calendar year 2008.

IN WITNESS WHEREOF, the Parties have duly executed and delivered this Agreement, which includes an arbitration provision, and consists of 24 pages.

BIG LOTS, INC.

By: /s/ Dennis B. Tishkoff

Signed: December 5, 2008

BIG LOTS STORES, INC.

By: /s/ Brad A. Waite

Signed: December 5, 2008

Steven S. Fishman

/s/ Steven S. Fishman

Signed: December 5, 2008